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                                                                    Exhibit 11.1

                        COMPUTATION OF PER SHARE EARNINGS



                                              Fiscal years ended October 31,
                                        ----------------------------------------
                                            1994           1995          1996
                                        ----------     ----------      ---------
Primary Earnings per Common and
   Common Equivalent Share:

   Average Market Price                 $    10.09          18.82          17.04

   Weighted average common shares
     outstanding during period           5,772,445      6,722,354      7,655,075

   Common Stock Equivalents:
     Common Stock Options                   13,067        109,236        107,454
                                        ----------     ----------      ---------

   Weighted average common and
     common equivalent shares            5,785,512      6,831,590      7,762,529
                                        ==========     ==========      =========

   Net earnings for period              $3,169,050      5,579,670      7,448,039
                                        ==========     ==========      =========

   Primary earnings per share           $      .55            .82            .96
                                        ==========     ==========      =========